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PRESS RELEASE
FOR IMMEDIATE RELEASE

Green Bancorp, Inc. Appoints Terry Earley Chief Financial Officer

Houston, TX – March 17, 2017 – Green Bancorp, Inc. (NASDAQ: GNBC), the bank holding company (“Green Bancorp” or the “Company”) that operates Green Bank, N.A., is pleased to announce the appointment of Terry Earley as Chief Financial Officer for Green Bancorp, effective March 27, 2017. Mr. Earley joins Green Bancorp from Yadkin Financial Corporation where he was the Executive Vice President and Chief Financial Officer.  The Board of Directors conducted a nationwide search for this position and is excited to continue the growth of Green Bancorp with this new addition.
“I am thrilled that Terry will be joining Green Bancorp as we work to return the Bank to growth this year,” said Manny Mehos, Chairman and Chief Executive Officer of Green Bancorp. “Terry’s experience building and growing banks over his impressive 25 year career will be invaluable as we execute our strategy of building a valuable franchise in the attractive Texas markets of Houston, Dallas-Fort Worth and Austin, through both organic loan growth and strategic acquisitions.”

“We are excited with Terry’s addition to the Company as he shares the same core values and vision of our senior management team. His focus on execution, driving customer loyalty, and maximizing employee satisfaction align well with senior management’s priorities and are critical qualities to ensure the long term success of Green Bancorp.  Today, we are in the midst of a return to growth, and Terry’s expertise will be vital to the successful execution of our strategy,” said Geoff Greenwade, President of Green Bancorp and CEO of Green Bank.

“This is a very exciting time to be joining Green Bancorp given the significant opportunity that lays ahead.  The Company is well positioned to take advantage of the vibrant Texas economy which offers numerous avenues for expansion.  I am looking forward to working with the executive management team and the entire Green Bancorp family as we strive to capitalize on those opportunities that we see in front of us,” commented Terry Earley.

Mr. Earley brings a wealth of experience to his new role at Green Bancorp. With over 25 years of banking experience Mr. Earley has served as President and Chief Executive Officer of Rocky Mountain Bank and Rocky Mountain Capital, located in Jackson, Wyoming, as CFO of Bancorp of the Southeast, LLC, located in Ponte Vedra, Florida, and as CFO and Chief Operating Officer of RBC Bank (USA). Most recently, Mr. Earley was the Executive Vice President and CFO of Yadkin Financial Corporation and will now relocate from North Carolina to Texas for his new role with Green Bancorp.
To learn more about Green Bancorp, please visit the company's website at www.greenbank.com.

About Green Bancorp, Inc.
Headquartered in Houston, Green Bancorp, Inc. is a bank holding company that operates Green Bank, N.A., in Houston, Dallas and Austin. Commercial-focused, Green Bank is a federally chartered bank regulated by the Office of the Comptroller of the Currency, a division of the Department of the Treasury of the United States.

Forward Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Green Bancorp and its subsidiaries. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Green Bancorp’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Green Bancorp can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Green Bancorp’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in Green Bancorp’s filings with the Securities and Exchange Commission, including, but not limited to, in its Annual Report Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q, and other reports and statements Green Bancorp has filed with the SEC. Copies of the SEC filings for Green Bancorp may be downloaded from the Internet at no charge from http://www.greenbank.com. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Green Bancorp assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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